Exhibit 3.10

AMENDMENT NO. 5

TO

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER EQUITY, L.P.

This Amendment No. 5 (this “Amendment”) to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., a Delaware limited partnership (the “Partnership”), dated as of February 8, 2006 (as amended, the “Partnership Agreement”), is entered into effective as of [ ● ], 2015 by Energy Transfer Equity GP, LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, the Partnership has entered into an Agreement and Plan of Merger, dated as of [ ● ], 2015 (the “Merger Agreement”), by and among the Partnership, LE GP, LLC, a Delaware limited liability company (the “LE GP”), the General Partner, Energy Transfer Corp LP, a Delaware limited partnership (“Energy Transfer Corp”), Energy Transfer Corp GP, LLC, a Delaware limited liability company (“Energy Transfer Corp GP”), and The Williams Companies, Inc., a Delaware corporation (“Williams”), pursuant to which (i) Williams merged with and into Energy Transfer Corp, with Energy Transfer Corp surviving the merger and (ii) LE GP merged with and into the General Partner, with the General Partner surviving the merger and being admitted to the Partnership as the sole general partner of the Partnership;

WHEREAS, in connection with the Merger Agreement, the Partnership has entered into a Contribution, Conveyance and Assumption Agreement dated as of the date hereof, by and among the Partnership, the General Partner, Energy Transfer Corp and Energy Transfer Corp GP, pursuant to which Energy Transfer Corp will (a) contribute an amount of cash to the General Partner such that the General Partner (as successor to LE GP) may contribute such cash to the Partnership in exchange for [ ● ] newly issued General Partner Units (as defined in the Partnership Agreement) and (b) contribute all of its remaining assets (excluding limited liability company interests in the General Partner) to the Partnership, in exchange for [ ● ] newly issued limited partner interests in the Partnership designated as “Class E Units” having the rights, preferences and privileges set forth in this Amendment (the “Class E Units”);

WHEREAS, Section 5.8 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner except as otherwise provided in the Partnership Agreement, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities to such Persons for such consideration and on such terms and conditions as the General Partner shall determine;

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines is necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.8 of the Partnership Agreement;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners in any material respect;

WHEREAS, the General Partner has determined that the creation and issuance of the Class E Units will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units;

WHEREAS, the issuance of the Class E Units complies with the requirements of the Partnership Agreement;

WHEREAS, the General Partner has determined, pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or appropriate in connection with the authorization of issuance of the Class E Units; and

WHEREAS, the General Partner has determined, pursuant to Section 13.1(d)(i) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein do not adversely affect the Limited Partners in any material respect.

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

Section 1.    Amendments.

(a)    Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question; provided that Energy Transfer Corp shall not be an Affiliate of the General Partner with respect to any purchase of Class E Units by the Partnership in accordance with Article XV or for purposes of any vote of the Class E Units pursuant to Section 7.9(a). As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Class E Contributed Property” means (i) each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, received by the Partnership in exchange for Class E Units, and (ii) to the extent the Class E Contributed Property is an interest in an entity that is classified as a partnership for U.S. federal income tax purposes (the “Contributed Partnership”), the proportionate share of all property or other assets owned by (x) the Contributed Partnership and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership or disregarded entity for U.S. federal income tax purposes of which the Contributed Partnership is, directly or indirectly, a partner.

“Class E Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Class E Units in this Agreement. The term “Class E Unit” does not refer to a Common Unit.

“Common Share” has the meaning set forth in the Energy Transfer Corp Partnership Agreement.

“Contribution and Assumption Agreement” has the meaning set forth in Section 5.15(b)(iii).

“Energy Transfer Corp” means Energy Transfer Corp LP, a Delaware limited partnership.

“Energy Transfer Corp Distributions” has the meaning set forth in Section 5.15(b)(ii)(A).

“Energy Transfer Corp Items” has the meaning set forth in Section 6.1(d)(xii).

“Energy Transfer Corp Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Energy Transfer Corp LP, dated as of [ ● ], 2015, as it may be further amended, modified, supplemented or restated from time to time.

“Equalization Period” has the meaning set forth in Section 5.15(b)(iii).

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class D Units, Class E Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership) and General Partner Units and any General Partner Interest represented thereby, including without limitation, Common Units, Class D Units and Class E Units.

“Protection Period” has the meaning set forth in Section 5.15(b)(v)(C).

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, including without limitation any Class D Units or any Class E Unit, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Remaining Net Positive Adjustments” means, as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the Unitholders holding Class D Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Class D Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (iii) with respect to the Unitholders holding Class E Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Class E Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, and (iv) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period.

“Share of Additional Book Basis Derivative Items” means, in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the Unitholders holding Class D Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (iii) with respect to the Unitholders holding Class E Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (iv) with respect to the General Partner (as the holder of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class D Units and Class E Units but shall not include General Partner Units (or the General Partner Interest represented thereby).

“Unit Majority” means at least a majority of the Outstanding Common Units, Outstanding Class D Units and Outstanding Class E Units, in each case if applicable, voting together as a single class.

“WPZ Gain” means the gain The Williams Companies, Inc. would recognize for federal income tax purposes if it were to sell the WPZ Units for their fair market value at the time of the transactions contemplated by the Contribution and Assumption Agreement.

“WPZ Legacy Assets” has the meaning set forth in Section 5.15(b)(v)(C)(3).

“WPZ Legacy Assets Gain” means the gain The Williams Companies, Inc. would recognize for federal income tax purposes if it were to sell the WPZ Legacy Assets for their fair market value at the time of the transactions contemplated by the Contribution and Assumption Agreement.

“WPZ Units” has the meaning set forth in Section 5.15(b)(v)(C)(3).

(b)    Section 4.7(c) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“(c) The transfer of a Class D Unit shall be subject to the restrictions imposed by Section 5.14(b)(vi) and Section 6.7. The transfer of a Class E Unit shall be subject to the restrictions imposed by Section 5.15(b)(vi).”

(c)    Article V of the Partnership Agreement is hereby amended to add a new Section 5.15 creating a new class of Units as follows:

“Section 5.15 Establishment of Class E Units.

(a)    General. The General Partner hereby designates and creates a class of Units to be designated as “Class E Units,” and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class E Units as set forth in this Section 5.15.

(b)    Rights of Class E Units. With respect to each Class E Unit commencing upon the issuance of such Class E Unit, the Class E Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i)    Allocations.

(A)    All or any portion of any items of Partnership gross income or gain for the taxable period, excluding any Energy Transfer Corp Items, shall be allocated to the holders of the Class E Units, Pro Rata, until the aggregate amount of such items allocated to the holders of the Class E Units pursuant to this Section 5.15(b)(i) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made to the holders of the Class E Units pursuant to Section 5.15(b)(ii) for the current taxable period and all previous taxable periods.

(B)    Notwithstanding anything to the contrary in Section 6.1(a), a Class E Unit shall not receive any allocation of Net Income pursuant to Section 6.1(a).

(C)    Notwithstanding anything to the contrary in Section 6.1(b), a Class E Unit shall not receive any allocation of Net Loss pursuant to Section 6.1(b).

(D)    Notwithstanding anything to the contrary in Section 6.1(c), the General Partner shall adjust the amount of any Net Termination Gain or Net Termination Loss arising in connection with a Revaluation Event that is allocated to the holders of Class E Units in a manner that will result (i) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (ii) to the greatest extent possible, the Capital Account with respect to the Class E Units that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain or Net Termination Loss, as the case may be, that would be allocated to the holders of the Class E Units pursuant to Section 6.1(c) if the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event and the Carrying Value of each Partnership property were equal to zero.

(E)    In the case of any allocation of Additional Book Basis Derivative Items consisting of depreciation, amortization or any other form of cost recovery, the Partnership shall apply a “keep your own” methodology with respect to the Class E Units and allocate such items as provided in Section 6.1(d)(xi). For purposes of applying the allocations provided in Section 6.1(d)(xi), any Class E Contributed Property shall be treated as Adjusted Property and Energy Transfer Corp’s Share of Additional Book Basis Derivative Items related to any Book-Tax Disparity attributable to such Class E Contributed Property shall be 100 percent.

(ii)    Distributions.

(A)    For each taxable year, no portion of any Partnership cash distribution attributable to any distribution or dividend received by the Partnership from Energy Transfer Corp or the proceeds of any sale of the Partnership Interests of Energy Transfer Corp referred to as common shares (such Partnership distributions, the “Energy Transfer Corp Distributions”) shall be distributed to the Class E Units.

(B)    Except as provided in Section 5.15(b)(iii), (i) the Class E Units shall have the right to share in Partnership distributions on a pro rata basis with the Common Units so that the amount of any Partnership distribution to each Class E Unit will equal the amount of such distribution to each Common Unit after taking into account the Energy Transfer Corp Distributions on the Common Units, and (ii) no distribution may be made in respect of any Common Unit unless an equal distribution is simultaneously made on the each Class E Unit; provided, however, that distributions with respect to the Class E Units will commence with the Quarter ending [ ● ], 2015.1

(iii)    Dividend Equalization Right. During the period beginning on the date of issuance of the Class E Units by the Partnership to Energy Transfer Corp pursuant to a Contribution, Conveyance and Assumption Agreement dated as of [ ● ], by and among the Partnership, the General Partner, Energy Transfer Corp and Energy Transfer Corp GP

[1]

NTD: To the extent the closing of the merger occurs after the record date for a dividend on Williams common stock but before the record date for a distribution on ETE common units in respect of the same period, the Class E units will not receive the ETE distribution for such period.

(the “Contribution and Assumption Agreement”), and ending on December 31, 2018 (the “Equalization Period”), the Partnership shall ensure that Energy Transfer Corp shall have Available Cash (as defined in the Energy Transfer Corp Partnership Agreement) necessary and sufficient to pay distributions on each Common Share with respect to the income attributable to any Quarter during the Equalization Period in an amount equal to 100% of the distributions paid by the Partnership on each Common Unit for the income attributable to such Quarter. To satisfy the obligation of this Section 5.15(b)(iii), the General Partner shall, at its option, either (A) cause the Partnership to make additional distributions on the Class E Units held by Energy Transfer Corp simultaneously with each distribution under Section 5.15(b)(ii), (B) specially allocate items consisting of depreciation, amortization or any other form of cost recovery that would otherwise be allocated to the holders of Units (other than holders of the Class E Units) or General Partner Units, Pro Rata, to the holders of the Class E Units, Pro Rata or (C) apply some combination of actions available under (A) and (B). The Partnership shall not satisfy the obligation under this Section 5.15(b)(iii) in any other way.

(iv)    Redemption and Conversion Rights. The Class E Units will be perpetual and shall not have any rights of redemption or conversion.

(v)    Voting Rights.

(A)    Except as provided in this Section 5.15(b)(v) and in Section 13.3(c), the Class E Units will have voting rights pursuant to this Agreement that are identical to the voting rights of the Common Units and will vote with the Common Units and Class D Units as a single class.

(B)    Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, all other voting rights granted under this Agreement and all other requirements for removal of the General Partner specified in Section 11.2, the affirmative vote of 80% of the Class E Units, voting separately as a class, will be necessary to remove the General Partner or elect a successor General Partner. The approval of a majority of the Class E Units shall be required to approve any other matter for which the holders of the Class E Units are entitled to vote as a separate class.

(C)    Notwithstanding any other provision of this Agreement, without first obtaining the affirmative vote of 66 2/3% of the Class E Units, voting separately as a class, the Partnership shall not (directly or indirectly):

(1)    issue Class E Units to any Person other than Energy Transfer Corp;

(2)    modify the terms of the Class E Units in any manner that would have a material adverse effect on the holders of the Class E Units; or

(3)    during the period beginning on January 1, 2019 and ending on December 31, 2025 (the “Protection Period”):

(a)	sell common units representing limited partner interests in Williams Partners L.P. (the “WPZ Units”) owned by The Williams Companies, Inc. as of the date of the Contribution and Assumption Agreement if such sale is expected (as reasonably determined by the Board) to result in a total amount of WPZ Gain that would be allocated to Energy Transfer Corp pursuant to Section 704(c) of the Code and the Treasury Regulations promulgated thereunder that, when aggregated with any WPZ Gain allocated to Energy Transfer Corp during the current and any preceding taxable year, exceeds by more than $400,000,000 the realized gain that would have been allocated to Energy Transfer Corp had such gain been allocated to Energy Transfer Corp in accordance with its Percentage Interest in ETE; or

(b)	sell any assets owned by Williams Partners L.P. or any subsidiary as of the date of the Contribution and Assumption Agreement (the “WPZ Legacy Assets”) if such sale is expected (as reasonably determined by the Board) to result in WPZ Legacy Assets Gain that would be allocated to Energy Transfer Corp pursuant to Section 704(c) of the Code and the Treasury Regulations promulgated thereunder that exceeds by more than $400,000,000 the realized gain that would have been allocated to Energy Transfer Corp had such gain been allocated to Energy Transfer Corp in accordance with its Percentage Interest in ETE.

(D)    With respect to any matter on which the Class E Units are entitled to vote, each Class E Unit will be entitled to one vote on such matter.

(vi)    Certificates; Book-Entry.

(A)    Unless the General Partner shall determine otherwise, the Class E Units will not be evidenced by certificates. Any certificates relating to the Class E Units that may be issued shall be in such form as the General Partner may approve. The Class E Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of Common Units. Any certificates evidencing Class E Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.

(B)    Any certificate(s) evidencing the Class E Units may be imprinted with a legend in substantially the following form (in addition to the legend required pursuant to Section 4.7(e)):

“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES

COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE SUBJECT TO THE TERMS OF THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENERGY TRANSFER EQUITY, L.P., AS AMENDED.”

(vii)    Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class E Units.

(viii)    Splits and Combinations. In the event the Partnership, while any Class E Units are Outstanding, (a) makes a distribution on its Common Units in Common Units, (b) subdivides or splits its Common Units into a greater number of Common Units, or (c) combines or reclassifies its Common Units into a smaller number of Common Units, a corresponding distribution, subdivision, split, combination or reclassification of the Class E Units shall automatically occur with respect to the Class E Units, or such other appropriate adjustment to the Class E Units shall be made as determined by the General Partner, so that the number of Class E Units Outstanding immediately after such distribution, subdivision, split, combination or reclassification of the Common Units equals the number determined by multiplying the number of Class E Units Outstanding immediately prior to such distribution, subdivision, split, combination or reclassification of the Common Units by a fraction, (i) the numerator of which shall be the number of Common Units Outstanding immediately following such distribution, subdivision, split, combination or reclassification and (ii) the denominator of which shall be the number of Common Units Outstanding immediately prior to such distribution, subdivision, split, combination or reclassification.”

(d)    The first sentence of Section 6.1 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“For purposes of maintaining Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.6(b)) shall be allocated (subject to Section 5.14(b) and Section 5.15(b)) among the Partners in each taxable year (or portion thereof) as provided herein below.”

(e) Section 6.1(d)(xi) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“(xi) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A) The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to (i) the Class D Units, Pro

Rata, in the same proportion as Unrealized Gain resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to the Class D Units pursuant to Section 5.14(b)(i)(C) and (ii) the Class E Units, Pro Rata, in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 5.15(b)(i)(D).

(B) If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Net Termination Gain or Net Termination Loss, the General Partner shall allocate (1) items of gross income and gain (x) away from the Class D Units and (y) to the Partners (other than holders of Class D Units to the extent of their Class D Units and, except in the case of a Class E Contributed Property that is treated as a Disposed of Adjusted Property for purposes of this Section 6.1(d)(xi), other than holders of Class E Units to the extent of their Class E Units), or (2) items of deduction and loss (x) away from the Partners (other than holders of Class D Units to the extent of their Class D Units and, except in the case of a Class E Contributed Property that is treated as a Disposed of Adjusted Property for purposes of this Section 6.1(d)(xi), other than holders of Class E Units to the extent of their Class E Units) and (y) to the Class D Units, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Partners (other than holders of Class D Units to the extent of their Class D Units and, except in the case of a Class E Contributed Property that is treated as a Disposed of Adjusted Property for purposes of this Section 6.1(d)(xi), other than holders of Class E Units to the extent of their Class E Units) pursuant to this Section 6.1(d)(xi)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xi)(B), the Partners (other than holders of Class D Units to the extent of their Class D Units and, except in the case of a Class E Contributed Property that is treated as a Disposed of Adjusted Property for purposes of Section 6.1(d)(xi), other than holders of Class E Units to the extent of their Class E Units) shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to such Partners under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among such Partners). Any allocation made pursuant to this Section 6.1(d)(xi)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xi) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such manner as is determined by the General Partner that, to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination

Loss (and in the case of the Class D Units, Unrealized Gain) shall be allocated pursuant to Sections 5.14(b)(i)(C), 5.15(b)(i)(D) and 6.1(c). In allocating Net Termination Loss pursuant to this Section 6.1(d)(xi)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Partners (other than holders of Class D Units to the extent of their Class D Units and holders of Class E Units to the extent of their Class E Units), on the one hand, and the Class D Units and the Class E Units, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, actual gain or loss) with respect to such Partnership property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain (and in the case of the Class D Units, Unrealized Gain) had been allocated pursuant to Sections 5.14(b)(i)(C), 5.15(b)(i)(D) and 6.1(c).

(D) In making the allocations required under this Section 6.1(d)(xi), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xi). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Sections 6.1(d)(xi)(A), (B) and (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xi).”

(f)    Article VI is hereby amended to add a new Section 6.1(d)(xii) as follows:

“(xii) Class E Units and Energy Transfer Corp Allocations.

(A) The Class E Units shall not be entitled to receive any allocation of any item of Partnership income, gain, loss, deduction or credit attributable to the Partnership’s ownership of any Partnership Interests of Energy Transfer Corp (the “Energy Transfer Corp Items”), and such Energy Transfer Corp Items (which shall not be included in the computation of Net Income, Net Loss, Net Termination Gain or Net Termination Loss for any taxable year while any Class E Units remain Outstanding) shall instead be specifically allocated to the General Partner in an amount equal to the General Partner’s Percentage Interest of such Energy Transfer Corp Items and the remainder to the Unitholders (other than the holders of Class E Units), Pro Rata.

(B) For the purposes of effectuating the intent of this Section 6.1(d)(xii), the General Partner shall have sole discretion to make special allocations of items of Partnership gross income, gain, loss or deductions among the General Partner and the Unitholders as it deems reasonable.”

(g)    Article VI is hereby amended to add a new Section 6.8 as follows:

“Section 6.8 Special Provisions Relating to the Holders of Class E Units.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Class E Units (a) shall (i) possess the rights, preferences and privileges and be subject to the duties and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.6 and all other provisions related thereto and be entitled to vote on any matters requiring the approval of the holders of Outstanding Units, and (b) shall not (i) be entitled to any distributions other than as provided in Section 5.15, Article VI or Article XII or (ii) be allocated items of income, gain, loss or deduction other than as specified in Section 5.15 or Article VI.”

Section 2.    Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3.    Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.    Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

Section 5.    Severability. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

Energy Transfer Equity GP, LLC

By:
John W. McReynolds
President

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to the Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By: Energy Transfer Equity GP, LLC, General Partner of Energy Transfer Equity, L.P., as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6 of the Partnership Agreement.

By:
John W. McReynolds
President

[Signature Page to Amendment No. 5 to ETE Partnership Agreement]